[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 10.34
EXCLUSIVE LICENSE AND DEVELOPMENT COLLABORATION AGREEMENT
by and between
MERCK & CO., INC.
and
DYNAVAX TECHNOLOGIES CORPORATION
Execution

EXCLUSIVE LICENSE AND DEVELOPMENT COLLABORATION AGREEMENT
     This Agreement (this “Agreement") is effective as of October 31, 2007 (the “Effective Date"), and is entered into by and between MERCK & CO., INC., a corporation organized and existing under the laws of New Jersey (“Merck"), and DYNAVAX TECHNOLOGIES CORPORATION, a corporation organized and existing under the laws of Delaware (“Dynavax").
RECITALS:
     WHEREAS, Dynavax has developed Dynavax Know-How (as hereinafter defined) and has rights to Dynavax Patent Rights (as hereinafter defined);
     WHEREAS, Merck and Dynavax desire to enter into a research collaboration to develop the Licensed Vaccine (as hereinafter defined) upon the terms and conditions set forth herein;
     WHEREAS, Merck desires to obtain a license under the Dynavax Patent Rights and Dynavax Know-How, upon the terms and conditions set forth herein and Dynavax desires to grant such a license;
     WHEREAS, Merck and Dynavax desire to enter into a separate Manufacturing Agreement (as hereinafter defined) as of the Effective Date with respect to furtherance of the collaboration under this Agreement;
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency which are hereby acknowledged, Merck and Dynavax hereby agree as follows:
ARTICLE 1 DEFINITIONS.
Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.
1.1	“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.2	“Affiliate” shall mean (i) any corporation or business entity of which [ * ] of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Merck or Dynavax; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds [ * ] (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Merck or Dynavax; or (iii) any corporation or business entity of which [ * ] of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(i) or (ii). Notwithstanding anything to the contrary in the foregoing, [ * ] shall not be considered an Affiliate of Merck.

1.3	“Agreement” shall have the meaning given such term in the preamble to this document.

1.4	“BLA” shall mean a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Application Authorization, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.5	“Bridging Study” shall mean the Clinical Trial conducted [ * ] as described in Schedule 2.1 as such study may be modified from time-to-time as part of the Development Plan in accordance with Section 2.4.3.

1.6	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.7	“Calendar Year” shall mean each successive period of twelve (12) months commencing on “January 1 and ending on December 31.

1.8	“Ceased Development Notice” shall have the meaning given such term in Section 3.4.4.

1.9	“Change of Control” shall mean with respect to a Party: (1) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (3) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.10	“Clinical Product” shall have the meaning given such term in Section 8.3.

1.11	“Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, and/or post-approval Clinical Trial.

1.12	[ * ]

1.13	[ * ]

1.14	“Combination Product” shall mean a Product which includes [ * ]. All references to Product in this Agreement shall be deemed to include Combination Products.

1.15	“Competing Pharma Change of Control” shall mean a Change of Control in which a company or group of companies acting in concert (a) for whom aggregate worldwide sales of [ * ] in the Calendar Year that preceded the Change of Control were [ * ], or (b) [ * ].

1.16	“Competitive Product” shall mean a product [ * ] whether for sale by prescription, over-the-counter or any other method.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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1.17	“Control”, “Controls” or “Controlled by” shall mean with respect to any item of or right under Dynavax Patent Rights, Dynavax Know-How, Merck Know-How or any other intellectual property rights, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.18	“Development Budget” shall have the meaning given such term in Section 2.3.

1.19	“Development Plan” shall have the meaning given such term in Section 2.1.

1.20	“Development Program” shall mean the research and development activities for Licensed Vaccine and Product undertaken by the Parties (or their respective Affiliate(s) and/or Third Parties who are acting on their behalf) as set forth in Article 2 and the Development Plan, which activities shall continue until [ * ].

1.21	“Dynavax” shall have the meaning given such term in the preamble to this Agreement.

1.22	[ * ]

1.23	“Dynavax IND” shall have the meaning given such term in Section 6.2.8.

1.24	“Dynavax Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Development Program or performance under this Agreement developed or invented solely by employees of Dynavax and/or its Affiliate(s) or other persons not employed by Merck or its Affiliate(s) who are acting on behalf of Dynavax and/or its Affiliates.

1.25	“Dynavax Know-How” shall mean all information and materials, including but not limited to, discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including without limitation Dynavax Information and Inventions and Dynavax’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement (i) are Controlled by Dynavax and/or its Affiliate(s), (ii) are not generally known and (iii) are necessary or useful to Merck in connection with the Development Program or the research, development, manufacture, marketing, use or sale of Licensed Vaccine or Product in the Territory; excluding, however, any Merck Know-How.

1.26	“Dynavax Patent Rights” shall mean any and all patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which during the term of this Agreement are Controlled by Dynavax and/or its Affiliate(s), including but not limited to those listed on Schedule 1.26, which: (i) claim or cover Licensed Vaccine and/or Product, including without limitation any improvements thereto; or (ii) claim or cover Dynavax Information and Inventions or Joint Information and Inventions; or (iii) are divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, pediatric exclusivity periods and the likes of any such patents and patent applications and foreign equivalents of the foregoing.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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1.27	“Effective Date” shall have the meaning given such term in the preamble to this Agreement.

1.28	“European Market” shall mean any one of [ * ].

1.29	“Field” shall mean [ * ].

1.30	“Filing of a BLA” shall mean the acceptance by a Regulatory Authority of a BLA for filing.

1.31	“First Commercial Sale” shall mean the first sale for end use or consumption of Product in a country, excluding, however, any sale or other distribution for use in a Clinical Trial or “compassionate use” sales.

1.32	“Full Time Equivalent” or “FTE” shall mean the equivalent of a full-time employee’s work time over a twelve-month period (including normal vacations, sick days and holidays); provided that a FTE shall not include [ * ]. The portion of an FTE year devoted by an employee to the Development Program shall be determined by dividing the number of full days during any twelve-month period devoted by such employee to the Development Program by [ * ] days during such twelve-month period.

1.33	“FTE Rate” shall mean the amount Merck will pay Dynavax over a consecutive twelve (12) month period during the Development Program to support one (1) Dynavax FTE dedicated to the Development Program. [ * ].

1.34	“GLP” or “Good Laboratory Practice” shall mean the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory.

1.35	“Hep B Field” shall mean [ * ].

1.36	“Hepatitis B Surface Antigen” shall mean [ * ].

1.37	“IND” shall mean an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.38	“Information” shall mean any and all information and data, including without limitation all Merck Know-How, all Dynavax Know-How, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party and/or its Affiliate(s) to the other Party and/or its Affiliate(s) in connection with this Agreement.

1.39	“Invention” shall mean any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice as a result of the Development Program.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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1.40	“Joint Development Committee” or “JDC” shall mean the joint development committee established to facilitate the Development Program as more fully described in Section 2.4.

1.41	“Joint Development Team” or “JDT” shall have the meaning given such term in Section 2.4.5.

1.42	“Joint Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Development Program developed or invented jointly by employees of Merck, its Affiliates and/or a Third Party acting on behalf or Merck and/or its Affiliates, on the one hand, and Dynavax, its Affiliates and/or a Third Party acting on behalf or Dynavax and/or its Affiliates, on the other hand.

1.43	“Licensed Vaccine” shall mean [ * ] preparation that contains both the Hepatitis B Surface Antigen and 1018 ISS for [ * ].

1.44	“Manufacturing Agreement” shall mean the Manufacturing Agreement, effective as of the Effective Date, by and between Merck and Dynavax, as such agreement may be amended, restated or otherwise modified from time to time.

1.45	“Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country (including without limitation all applicable pricing and governmental reimbursement approvals even if not legally required to sell Product in a country).

1.46	“Merck” shall have the meaning given such term in the preamble to this Agreement.

1.47	“Merck Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Development Program developed or invented solely by employees of Merck and/or its Affiliate(s), or other persons not employed by Dynavax and/or its Affiliate(s) who are acting on behalf of Merck and/or its Affiliate(s).

1.48	“Merck Know-How” shall mean any information and materials, including but not limited to, discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including without limitation Merck’s Information and Inventions and Merck’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement, (i) are Controlled by Merck and/or its Affiliate(s), (ii) are not generally known and (iii) are in Merck’s reasonable opinion necessary to Dynavax in the performance of its obligations under the Development Program and Manufacturing Agreement.

1.49	“Net Sales” small mean [ * ].

1.50	“Not Incurred Expense Period” shall have the meaning given such term in Section 2.3.1.

1.51	“Not Incurred Prior Development Expenses” shall have the meaning given such term in Section 2.3.1.

1.52	“Party” shall mean Merck or Dynavax, individually, and “Parties” shall mean Merck and Dynavax, collectively.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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1.53	“Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.54	“Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.55	“Phase III Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.56	“Potential Future Sublicensed Technology” shall have the meaning given such term in Section 3.5.1.

1.57	“Product(s)” shall mean [ * ] preparation in final form containing Licensed Vaccine, (i) for sale by prescription, over-the-counter or any other method; or (ii) for administration to human patients in a Clinical Trial, for any and all uses in the Field, including without limitation any Combination Product.

1.58	“Project Leader” shall have the meaning given such term in Section 2.4.6.

1.59	“Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.60	“Related Party” shall mean each of Merck, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable. Notwithstanding anything to the contrary in the foregoing and for the purposes of clarity, [ * ] shall be a Related Party in the event [ * ].

1.61	[ * ]

1.62	[ * ]

1.63	“Territory” shall mean all of the countries in the world, and their territories and possessions.

1.64	“Third Party” shall mean an entity other than Merck and its Related Parties, and Dynavax and its Affiliates.

1.65	“Wind Down Activities” shall have the meaning given such term in Section 10.4.3(f).

1.66	“Wind Down Period” shall have the meaning given such term in Section 10.4.3(f).

1.67	“1018 ISS” shall mean the adjuvant commonly identified within Dynavax as 1018 ISS, an immunostimulatory sequence (ISS) composed of the [ * ].
ARTICLE 2 RESEARCH PROGRAM
2.1	General. Merck shall have sole responsibility for the development of Licensed Vaccine and Products in the Field in the Territory within the scope of the rights granted to Merck under this
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Agreement, subject to Dynavax’s performance of its development obligations as set forth in this Article 2, its manufacturing and supply, and technology transfer obligations set forth in Article 8, and its other obligations set forth in this Agreement and the Manufacturing Agreement. Development Program activities shall be conducted in accordance with the development plan (the “Development Plan”), as it may be amended or otherwise modified from time-to-time by the JDC in accordance with Section 2.4, or otherwise upon mutual written agreement between the Parties. An initial general description of the various activities to be undertaken as part of the Development Plan is set forth in Schedule 2.1 attached hereto. The Development Program and the Development Plan shall cover the period from the Effective Date until such time as [ * ]. Without limiting the foregoing, the Development Plan, once comprehensively designed by the JDT in accordance with Section 2.4.5, shall outline which Party is responsible for conducting particular Development Program activities, and an outline of the major activities, goals and timelines for Licensed Vaccine and Product development, which may include, without limitation, activities with respect to [ * ]. For the purposes of clarity, the Development Plan shall not include the foregoing activities with respect to [ * ].

2.2	Conduct of Development. Dynavax and Merck each shall use commercially reasonable efforts to complete promptly the work assigned to it for the Development Program by using their respective good faith efforts to allocate sufficient time, effort, equipment and facilities to the Development Program and to use personnel, employees and agents with sufficient skills and experience as are required to accomplish the Development Program, in each case in accordance with the terms of this Agreement and the Development Plan. Without limiting any other provision of this Agreement, neither Dynavax nor its Affiliates shall perform development or other research work on the Licensed Vaccine or Product except in accordance with the Development Plan or otherwise with the prior written consent of Merck.

Dynavax and Merck each shall conduct the Development Program in compliance with all applicable laws, rules and regulations, including, without limitation, Good Laboratory Practice. In addition, if animals are used in research hereunder, each Party will comply with the Animal Welfare Act or any other applicable local, state, national and international laws and regulations relating to the care and use of laboratory animals. Merck encourages Dynavax to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Any animals which are used in the course of the Development Program, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes. Each Party shall notify the other Party in writing of any material deviations from applicable regulatory or legal requirements. Each Party hereby certifies to the other that it has not employed, and will not employ or otherwise use in any capacity, the services of any person debarred under United States law, including but not limited to Section 21 USC 335a, in performing any portion of the Development Program.

Merck shall be entitled to utilize the services of its Affiliates and Third Parties to perform its Development Program activities. Dynavax shall be entitled to utilize the services of its Affiliates and Third Parties to perform its Development Program activities only as specifically set forth in the Development Plan or upon Merck’s prior written consent, which consent shall not be unreasonably withheld. The Parties agree that Rhein Biotech GmbH (also identified as Dynavax Europe) shall be considered an approved Affiliate under this Agreement so long as it remains an Affiliate of Dynavax. Notwithstanding any such consent, both Parties shall remain at all times
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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fully liable for its respective responsibilities under the Development Program. Each Party shall ensure by written agreement that its Affiliates, and their personnel, employees, and agents and Third Parties performing activities under the Development Program on such Party’s behalf comply with confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in Article 4. Dynavax shall further ensure by written agreement that its Affiliates and Third Parties performing activities under the Development Program on Dynavax’s behalf are obligated to assign any rights they may have in any Dynavax Information and Inventions or Joint Information and Inventions arising as a result of such work to Dynavax.

2.3	Development Program Funding.
2.3.1	Merck Funding Responsibility. Merck shall be responsible for its own costs under the Development Program, and shall reimburse Dynavax for the costs of Dynavax’s activities under the Development Program in accordance with this Section 2.3. Subject to the Development Budget process outlined below, Merck shall reimburse Dynavax for activities performed by Dynavax and, as permitted in accordance with Section 2.2, its Affiliates and Third Parties under the Development Plan [ * ]. Unless otherwise agreed in writing, Merck shall have no obligation to reimburse Dynavax for any of Dynavax’s Development Plan expenses other than as specified above, including without limitation for any [ * ]. Except as expressly provided in Section 5.2.2, Merck shall have no obligation to reimburse Dynavax for (A) any development activities conducted by, or on behalf of, Dynavax prior to the Effective Date, or (B) any activities not specified in the Development Plan and the Development Budget unless otherwise approved pursuant to Section 2.4.1; provided that with respect to clause (A) above, the Parties acknowledge that Dynavax has accrued but not yet incurred all of its costs for certain periods prior to the Effective Date and the Parties therefore agree that Merck shall reimburse Dynavax for its development costs for its efforts to develop the Licensed Vaccine only covering the period from September 1, 2007 through the Effective Date (the “Not Incurred Expense Period") consistent with the reimbursement principals specified in the second sentence of this Section 2.3.1 and at an amount not to exceed the amount budgeted for the Not Incurred Expense Period as specified in Schedule 2.3 attached hereto (such development costs during the Not Incurred Expense Period being referred to herein as the “Not Incurred Prior Development Expenses”). Dynavax shall apply all development funding it receives from Merck under this Section 2.3 solely to carry out its development activities in accordance with the Development Plan, the Development Budget and the terms and conditions of this Agreement. Notwithstanding anything to the contrary in this Section 2.3, any Merck obligation to compensate Dynavax for its manufacturing and supply of any Clinical Product and commercial supply shall be as specified in Article 8 and the Manufacturing Agreement.

2.3.2	Development Budget.
(a)	The JDC shall establish a budget (the “Development Budget”) which shall cover all activities required by the Development Plan, and shall specifically identify those activities that are to be carried out by, or on behalf of Dynavax and the estimated FTE costs and out of pocket costs for such Dynavax activities. The Development Budget for the current and the following Calendar Year shall be
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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specified in a level of detail consistent with Merck’s standard practices for such reports, which practices shall be identified to Dynavax by Merck from time to time hereunder. An initial development budget has been attached as Schedule 2.3 hereto and it is understood that any amounts specified therein for the 2007 Calendar Year are to be adjusted as appropriate to account for the amounts paid to Dynavax by Merck under Section 5.2.2 for the period from January 1, 2007 through August 31, 2007 and any amounts paid by Merck to Dynavax for the Not Incurred Expense Period.

(b)	The JDC shall review, monitor and propose revisions the Development Budget on a periodic basis. To assist the JDC and Merck in establishing and revising the Development Budget, upon the request of the JDC or Merck from time-to-time, Dynavax shall provide Merck with estimates of its costs for activities assigned to Dynavax under the Development Plan for any subsequent Calendar Quarter(s) an/or Calendar Year(s). Unless specified in Schedule 2.3 or previously agreed to by Dynavax as part of a JDC approved Development Budget, Dynavax shall not be obligated to perform any activities under the Development Plan if it in good faith believes that the estimated costs specified in the then current Development Budget for such activities are not sufficient.
2.3.3	Invoicing for Dynavax Development Activities. Promptly and in any event no later than [ * ] following the conclusion of each Calendar Quarter, in which Dynavax has performed work under the Development Plan, Dynavax shall provide Merck with a detailed invoice covering such Calendar Quarter including a detailed list of the work actually performed by or on behalf of Dynavax under the Development Plan for such Calendar Quarter, together with an accounting of Dynavax and its Affiliate’s FTE efforts and its out of pocket costs for such work; provided that (a) within [ * ] after the Effective Date, Dynavax may provide Merck with an invoice for Not Incurred Prior Development Expenses that cover development work performed by Dynavax during the month of September 2007; and (b) the invoice for the first Calendar Quarter to conclude after the Effective Date shall include Not Incurred Prior Development Expenses during the Not Incurred Expense Period to the extent not already included in an invoice provided by Dynavax in accordance with clause (a) above. Merck shall pay Dynavax within [ * ] of Merck’s receipt of a reasonably detailed invoice. If Dynavax becomes aware, or in good faith believes, that its costs for any particular Development Plan activity assigned to it will exceed the amount set forth in the Development Budget therefor, it shall obtain prior approval from the JDC for any such variance. Notwithstanding anything to the contrary in this Agreement, unless otherwise agreed to by the JDC or the Parties, Merck’s total financial obligations for work performed by Dynavax under the Development Program for any Calendar Quarter shall not exceed the amount set forth in the Development Budget therefor.

2.3.4	Informal Monitoring of Dynavax Costs. On a periodic basis (to be agreed by the Parties) during each Calendar Quarter in which Dynavax is performing work under the Development Plan, and as otherwise requested by Merck from time-to-time, on an informal basis the Program Coordinators for each Party shall discuss Dynavax’s progress based on Dynavax’s then current internal records and forecasts, including a break down of Dynavax FTE efforts and its out of pocket costs expended and projected for work
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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assigned to Dynavax under the Development Plan for such Calendar Quarter. The goal of such discussions shall be to ensure that the contemplated Dynavax activities under the Development Plan are appropriately completed and performed within the Development Budget therefor.

2.3.5	Merck Audit Rights. Dynavax will keep (and cause its Affiliates and agents performing services on its behalf under the Development Program to keep) true, accurate and complete records of its work efforts on an FTE basis and its out of pocket costs in sufficient detail to permit determination of the costs of such services consistent with Section 2.3.1, and will provide Merck’s Program Coordinator with reasonable evidence of such costs to enable Merck’s Program Coordinator to monitor and report on such expenses as compared to the Development Budget. In addition, upon the written request of Merck providing at least [ * ] notice and not more than [ * ] in each Calendar Year, Dynavax will permit Merck or its independent certified accountants of nationally and/or regionally recognized reputation, to have access during ordinary business hours to such of Dynavax records (and shall cause its Affiliates, and agents to permit such access to their records) as may be necessary to substantiate the accuracy of any of Dynavax’s invoices provided to Merck and the conformance of such invoices to the Development Budget. The audit of the expenses for a calendar year must occur within [ * ] of the end of a Calendar Year. If there is a dispute between Merck and Dynavax concerning the accuracy of any Dynavax invoice for its work under the Development Program, such dispute shall first be submitted to the JDC for resolution and if the JDC is unable to resolve such dispute, the Parties shall meet and in good faith attempt to resolve such dispute between the Executive Officers (as defined in Section 2.4.1), and if such dispute remains, either Party may submit the dispute to the dispute resolution process set forth in Section 12.6.
2.4	Joint Development Committee. The Parties hereby establish a committee to facilitate the Development Program as follows:
2.4.1	Composition of the Joint Development Committee. The Development Program shall be conducted under the direction of a joint development committee (the “Joint Development Committee” or “JDC”) comprised of [ * ] Merck representatives of Merck and [ * ] representatives of Dynavax. The Parties shall identify their representative to the JDC within [ * ] after the Effective Date. Each Party may change its representatives to the JDC from time to time in its sole discretion, effective upon written notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Development Program. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JDC meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Section 4.1. The JDC shall be chaired by a representative of Merck. Decisions of the JDC shall be made unanimously by the representatives. In the event that the JDC cannot or does not, after good faith efforts, reach agreement on an issue, the resolution and/or course of conduct shall be determined by [ * ]; provided, however, if such dispute relates to [ * ], the JDC (or either Party’s members thereof) may refer such dispute to a discussion (to be held within [ * ], or such other period as mutually agreed) by a vice president responsible for clinical research for Merck and the Chief Executive Officer of
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Dynavax, or their designees (the “Executive Officers”); provided further if the Executive Officers are unable to resolve the dispute after good faith discussion, the resolution and/or course of conduct shall be determined by [ * ]. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

2.4.2	Meetings. The JDC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, alternating between Dynavax and Merck facilities (or such other location may be determined by the JDC). Alternatively, the JDC may meet by means of teleconference, videoconference or other similar communications equipment.

2.4.3	Minutes. The JDC shall assign a member to have the responsibility for preparing definitive minutes of each JDC meeting, a draft of which shall be circulated for comment to all members of the JDC within [ * ] after the relevant JDC meeting. Such minutes shall provide a description, in reasonable detail, of the discussions held at the meeting, a list of any actions or determination approved by the JDC and any disagreements or other matters not resolved by the JDC at such meeting. The members shall provide comments within [ * ] of receipt of the draft minutes. The Project Leaders for the Parties shall discuss any comments on such minutes and finalize the minutes by no later than [ * ] after the relevant meeting.

2.4.4	Scope of JDC responsibilities. The JDC shall have the following responsibilities: [ * ].

Notwithstanding anything to the contrary in this Article 2, [ * ]; provided, however, thereafter upon reasonable notice Merck may call a meeting of the JDC from time-to-time to discuss and exchange information regarding the Products and any other scientific and development information relating to the work performed during the Development Program and to address additional development support to be provided by Dynavax in accordance with the following paragraph.

In addition, upon Merck’s request, on terms and conditions to be mutually agreed in good faith between the Parties, Dynavax shall provide reasonable assistance and support to Merck after the Development Program has terminated, as needed [ * ]. Failure to agree on terms negotiated in good faith shall not be deemed a breach of this Agreement by either Party.

2.4.5	Joint Development Team.
(a)	The JDC shall establish a working group (the “Joint Development Team” or the “JDT”) whose first priority after the Effective Date shall be [ * ]. Subject to approval and oversight of the JDC, the JDT shall have the day-to-day responsibility to implement the Development Program in accordance with the Development Plan and to propose amendments to the Development Plan for consideration by the JDC. The JDT shall also be responsible for forecasting requirements for clinical supplies of Licensed Vaccine and Product. The composition of the JDT shall include [ * ], and the composition may change from time to time as determined by the JDC as appropriate to the stage of development and the functional capabilities of the Parties. The JDT shall operate consistent
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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with Merck’s procedures as they would apply to an internal Merck program at an equivalent stage of development having a similar commercial value.

(b)	The Project Leaders shall be responsible for scheduling JDT meetings, preparing agendas and sending out notices of JDT meetings and agendas therefor. The JDT meetings may be held telephonically, by video-conference or in person at the appropriate Merck facility or such other location established by the JDT or agreed to by the Parties.

(c)	All strategic and operational activities of the JDT, including without limitation, approval of, and modification to, the Development Plan and Development Budget, shall be subject to the oversight and approval of the JDC in accordance with Section 2.4.3.
2.4.6	Project Leaders. Merck and Dynavax each shall appoint a person (a “Project Leader”) to coordinate its part of the Development Program and the activities of the JDT. The Project Leaders shall be the primary contact between the Parties with respect to the Development Program. Each Party shall notify the other within [ * ] of the Effective Date of the appointment of its Project Leader and shall notify the other Party as soon as practicable upon changing this appointment.
2.5	Exchange of Information. Upon execution of this Agreement, and on a regular basis during the term of the Agreement, Dynavax shall disclose to Merck in English and in writing or in an electronic format all Dynavax Know-How not previously disclosed. Without limiting the foregoing, as requested by Merck after the Effective Date, Dynavax shall provide to Merck all preclinical data, clinical samples, data with respect to drug development activities, including without limitation analytical test method development and stability testing, toxicology, formulation, quality assurance/quality control development, manufacturing, and chemistry, or clinical data relating to Dynavax’s development activities for Licensed Vaccines and/or Product in Dynavax’s possession or control that are necessary or useful for Licensed Vaccine and/or Product regulatory filings worldwide. Merck shall promptly disclose to Dynavax during the term of the Development Program all Merck Know-How.

2.6	Records and Reports.
2.6.1	Records. Dynavax shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Development Program by Dynavax.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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2.6.2	Copies and Inspection of Records. Merck shall have the right, during normal business hours and upon reasonable notice, to inspect all such records of Dynavax referred to in Section 2.6.1. Merck shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1. Merck shall have the right to arrange for its employees and/or consultants involved in the activities contemplated hereunder to visit the offices and laboratories of Dynavax, its Affiliates and any of its Third Party contractors as permitted under Section 2.2 during normal business hours and upon reasonable notice, and to discuss the Development Program work and its results in detail with the technical personnel and consultants of Dynavax. Upon request, Dynavax shall provide copies of the records described in Section 2.6.1.

2.6.3	Quarterly Reports. Within [ * ] following the end of each Calendar Quarter during the Development Program and more frequently as specified in the Development Plan, Dynavax shall provide to Merck a written progress report in English which shall describe the work performed to date on the Development Program, evaluate the work performed in relation to the goals of the Development Program and provide such other information required by the Development Program or reasonably requested by Merck relating to the progress of the goals or performance of the Development Program.
2.7	Research Information and Inventions. The entire right, title and interest in:
2.7.1	Dynavax Information and Inventions shall be owned solely by Dynavax;

2.7.2	Merck Information and Inventions shall be owned solely by Merck; and

2.7.3	Joint Information and Inventions shall be owned jointly by Dynavax and Merck. Subject to the licenses granted under this Agreement to Merck, Merck and Dynavax will each have an equal undivided share in the Joint Information and Inventions, without obligation to account to the other for exploitation thereof, or to seek consent of the other Party for the grant of any license thereunder.
Dynavax shall promptly disclose to Merck in writing the development, making, conception or reduction to practice of Dynavax Information and Inventions. Each Party shall promptly disclose to the other Party in writing the development, making, conception or reduction to practice of Joint Information and Inventions.

2.8	Materials. In order to facilitate the Development Program, each Party shall provide the other Party with sufficient quantities of material as set forth in Development Plan and other materials as each such Party may provide from time to time under this Agreement (the “Materials”). Each Party shall use the Materials supplied by the other Party under the Development Program solely for the purposes of carrying out its respective activities under the Development Program in accordance with the terms of this Agreement and, consistent with the licenses granted to either Party under this Agreement. Neither Party shall transfer, deliver or disclose any such Materials of the other Party, or any derivatives, analogs, modifications or components thereof, to any Third Party without the prior written approval of the providing Party, except that Merck may transfer Materials provided by Dynavax (and/or any derivatives, analogs, modifications or components thereof) without Dynavax’s prior written consent to Related Parties, agents and subcontractors, and to Regulatory Authorities for the purpose of carrying out the development and
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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commercialization of Licensed Vaccine and Product. The Materials supplied by Merck are not to be used in humans, except as contemplated by this Agreement and permitted by applicable law and shall not be transferred, delivered or disclosed to any Third Party by Dynavax without the prior written approval of Merck. Any unused Materials supplied by a Party hereunder and any derivatives, analogs, modifications or components thereof shall be, at the receiving Party’s option, either returned to or destroyed in accordance with instructions by the Party providing the Materials.

2.9	Use of Human Materials. If any human cell lines, tissue, human clinical isolates or similar human-derived materials (“Human Materials") have been or are to be collected and/or used in the Development Program by a Party, such Party represents and warrants (i) that it has complied, or shall comply, with all applicable laws, guidelines and regulations relating to the collection and/or use of the Human Materials and (ii) that it has obtained, or shall obtain, all necessary approvals and appropriate informed consents, in writing, for the collection and/or use of such Human Materials. The Party using the Human Materials shall provide documentation of such approvals and consents upon the other Party’s request. Each Party further represents and warrants that to its knowledge such Human Materials may be used as contemplated in this Agreement without any obligations to the individuals or entities (“Providers") who contributed the Human Materials, including, without limitation, any obligations of compensation to such Providers or any other Third Party for the intellectual property associated with, or commercial use of, the Human Materials for any purposes.
ARTICLE 3 LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION; CERTAIN SUBLICENSE OBLIGATIONS.
3.1	License Grants.
3.1.1	Grants to Merck.
(a)	Subject to the terms and conditions of this Agreement, Dynavax hereby grants to Merck an exclusive (even as to Dynavax) license in the Territory under Dynavax Patent Rights and Dynavax Know-How with a right to sublicense, to use, offer to sell, sell or import the Licensed Vaccine and/or the Product(s) for any and all uses in the Field.

(b)	Subject to the terms and conditions of this Agreement, Dynavax hereby grants to Merck an exclusive (even as to Dynavax) license under Dynavax Patent Rights and Dynavax Know-How with a right to sublicense, to make and have made the Licensed Vaccine and/or the Product(s) in the Territory other than the United States, for any and all uses in the Territory in the Field within the license scope specified under 3.1.1(a).

(c)	Subject to the terms and conditions of this Agreement, Dynavax hereby grants to Merck a non-exclusive license under Dynavax Patent Rights and Dynavax Know-How with a right to sublicense, to make and have made the Licensed Vaccine and/or the Product(s) in the United States, for any and all uses in the Territory in the Field within the license scope specified under 3.1.1(a).
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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3.1.2	Grants to Dynavax. Subject to the terms and conditions of this Agreement, Merck hereby grants to Dynavax a non-exclusive, non-sub-licensable (except to the extent Dynavax is permitted to use its Affiliate(s) or Third Parties in performing its obligations under the Development Program in accordance with Section 2.2) license under Merck Know-How to the extent necessary for Dynavax to perform its obligations under the Development Program in accordance with Article 2 and its regulatory obligations in accordance with Article 9.

3.1.3	Dynavax Retained Rights. Within the scope of the licenses granted to Merck under Section 3.1.1, Dynavax shall retain rights under the Dynavax Patent Rights and Dynavax Know-How solely as necessary for Dynavax to perform its obligations under this Agreement and the Supply Agreement, including its obligation under the Development Program in accordance with Article 2; and its obligations to manufacture and supply Clinical Product and commercial supply to Merck and its Related Parties in accordance with Article 8 and the Manufacturing Agreement. Dynavax further agrees that it shall not use or permit its Affiliates or Third Parties to use (directly or indirectly whether through a license or otherwise) Dynavax Patent Rights or Dynavax Know-How to develop, use, make, have made, offer to sell, sell or import Licensed Vaccines or Products in the Field within the Territory other than to perform its obligations under this Agreement and the Manufacturing Agreement.
3.2	Non-Exclusive License Grant. In the event that the making, having made, use, offer for sale, sale or import by Merck, or its Related Parties, of Licensed Vaccine or Products would infringe during the term of this Agreement a claim of issued letters patent which Dynavax owns (or, as of the Effective Date has the rights to license) and which patents are not covered by the grant in Section 3.1.1, Dynavax hereby grants to Merck, to the extent Dynavax is legally able to do so and subject to Section 3.5.1, a non-exclusive, sublicensable, royalty-free license in the Territory under such issued letters patent for Merck and its Related Parties to develop, make, have made, use, sell, offer for sale or import Licensed Vaccine(s) and Product(s) in the Territory.

3.3	No Implied Licenses. Except as set forth in Sections 3.1 and 3.2, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications owned or controlled by the other Party or its Affiliates. In furtherance of the foregoing except as expressly provided under this Agreement and the Manufacturing Agreement, Dynavax acknowledges and agrees that Merck is not granting to Dynavax any rights under Merck Know-How to make, have made, use, offer to sell, sell or import the Licensed Vaccine, or any component thereof, including without limitation, the Hep B Surface Antigen, on behalf of Dynavax itself, its Affiliates or any Third Party other than to perform Dynavax’s obligations under this Agreement and the Manufacturing Agreement on behalf of Merck.

3.4	Diligence and Progress Reports.
3.4.1	Development and Commercialization. Merck shall use commercially reasonable efforts, consistent with the usual practice followed by Merck in pursuing the commercialization and marketing of its other vaccine products of a similar commercial value, at its own expense, to develop and commercialize a Product in such countries in the Territory where in Merck’s reasonable opinion it is commercially viable to do so.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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3.4.2	Development Progress Reports. During the Development Program, Dynavax will be informed as to the development status of the Licensed Vaccine and the Product through its participation in the JDC and the fulfillment of its obligations under the Development Plan. [ * ].

3.4.3	Commercialization Reports. In addition, commencing [ * ] for Product in the Territory. Such meetings shall be held in person or by videoconference or other means mutually agreed upon and at a time consistent with the business and profit planning cycles of Merck for Product.

3.4.4	Ceased Development Notice. Merck shall promptly notify Dynavax (such notice being a “Ceased Development Notice") within [ * ] in the event that [ * ]. Following receipt of a Ceased Development Notice, Dynavax shall have a right to terminate this Agreement in accordance with Section 10.2.2.

3.4.5	Confidentiality. For the purposes of clarity, all Information provided by Merck or its Affiliates under this Section 3.4 shall remain subject to the confidentiality and non-use obligations of Dynavax in accordance with Article 4 and, without limiting the foregoing, Dynavax shall not use any such Information for purposes that might reasonably be expected to compete with Licensed Vaccine and Product.

3.4.6	Excused Performance. Subject to Merck’s obligation under Section 3.4.4 and Dynavax’s resulting rights under Section 10.2.2, the obligation of Merck with respect to Product under Section 3.4.1 are expressly conditioned upon the continuing absence of any significant adverse condition or event relating to the safety or efficacy of the Product, [ * ], and the obligation of Merck to develop or market any such Product shall be delayed or suspended so long as in Merck’s opinion any such condition or event exists and Merck is diligently seeking to resolve such condition or event.
3.5	Third Party Technology.
3.5.1	[ * ]

3.5.2	Other Third Party Technology. Dynavax shall be responsible for all consideration payable under any agreement between Dynavax and a Third Party under which Dynavax has been granted a license or otherwise obtains rights in such Third Party’s intellectual property (other than as expressly provided in Section Error! Reference source not found. with respect to the [ * ] as follows:
(a)	After the Effective Date, Dynavax shall provide Merck with prior notice if Dynavax intends to negotiate an agreement with any Third Party under which Dynavax will be granted a license to, or will otherwise obtain rights in, a Third Party’s intellectual property (whether or not patented or patentable) that with respect to the Licensed Vaccine and/or Product would be sublicensed, in whole or in part, to Merck under the licenses granted by Dynavax to Merck under Section 3.1.1 (each a “Potential Future Sublicensed Technology”), and Dynavax shall keep Merck advised of the status of such negotiations;
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(b)	If Merck desires to obtain rights to such Potential Sublicensed Technology under a sublicense from Dynavax pursuant to Section 3.1.1: (i) Merck shall promptly so notify Dynavax and thereafter the Parties shall discuss, in good faith, on the terms and conditions under which such Potential Future Sublicensed Technology shall be obtained with respect to the Licensed Vaccine and/or Product and Dynavax shall use commercially reasonable efforts to secure a license that is sublicensable to Merck on the same terms and conditions applicable to Dynavax thereunder, (ii) if Dynavax is successful in obtaining such Potential Future Sublicensed Technology, the Parties shall in good faith negotiate [ * ], and (iii) such Potential Future Sublicensed Technology shall be within the scope of the rights licensed by Dynavax to Merck under Section 3.1.1; and

(c)	If Merck does not desire to obtain sublicensed rights to such Potential Sublicensed Technology under Section 3.1.1 Merck shall so notify Dynavax, and if Dynavax is successful in obtaining such Potential Future Sublicensed Technology, such Potential Future Sublicensed Technology shall be excluded from the rights licensed by Dynavax to Merck under Section 3.1.1 and Merck shall have no responsibility to reimburse Dynavax for any cost related thereto.
ARTICLE 4 CONFIDENTIALITY AND PUBLICATION.
4.1	Nondisclosure Obligation. All Information disclosed by one Party and/or its Affiliate(s) (the “Disclosing Party") to the other Party and/or it Affiliate(s) (the “Receiving Party") under this Agreement shall be maintained in confidence by the Receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the Disclosing Party, except to the extent that such Information:
4.1.1	is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

4.1.2	is in the public domain by use and/or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

4.1.3	is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party;

4.1.4	is developed by the Receiving Party independently of Information received from the Disclosing Party, as documented by the Receiving Party’s business records;

4.1.5	is disclosed to governmental or other regulatory agencies in order to obtain and/or maintain patents or to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain and/or maintain patents or authorizations;

4.1.6	is deemed reasonably necessary by Merck to be disclosed to Related Parties, agent(s), consultant(s), and/or other Third Parties for the research and development, manufacturing and/or marketing of the Product (or for such entities to determine their interest in
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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performing such activities) in accordance with this Agreement on the condition that such Related Parties and Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; or

4.1.7	is deemed necessary by counsel to the Receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, however, that the term of confidentiality for such attorneys, independent accountants and financial advisors shall be no less than [ * ].
Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

If a Receiving Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Section 4.1 or Section 4.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1 and Section 4.2, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

4.2	Dynavax Know-How. Dynavax agrees to (a) keep, and to cause its Affiliates to keep, all Dynavax Know-How relating to Licensed Vaccine and/or Product confidential so long as such information remains subject to Section 4.1 as applied to Merck as the receiving party thereof; and (b) to not use, or permit a Third Party to use Dynavax Know-How with respect to Licensed Vaccine and/or Product in the Field in the Territory, except to fulfill its obligations under this Agreement.

4.3	Publication. Merck and Dynavax each acknowledge the other Party’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 4.1, either Party, it Affiliates, Related Parties, its employees or consultants wishing to make a publication shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least (a) in the case of an abstract, [ * ] prior to submission for publication or presentation; or (b) in the case of all other publications, [ * ] prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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requests a delay, the publishing Party shall delay submission or presentation for a period of [ * ], extendable by written letter agreement, to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article 7. Upon expiration of such [ * ] and absent a written letter agreement to extend such [ * ] period, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation.

4.4	Publicity/Use of Names. No disclosure of the existence or the terms of this Agreement may be made by either Party (or its respective Affiliates), and no Party (or its respective Affiliates) shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law; provided, however, if Merck desires to use any trademark identified by Dynavax as of the Effective Date for use for the Licensed Vaccine and/or Product in the Territory (excluding the trademark Dynavax™, but including without limitation the trademark Heplisav™), in connection with the marketing, promotion and/or sale of Product, Dynavax shall grant Merck a non-exclusive, royalty-free, perpetual license to such trademark(s), with a right of sublicense, solely for the marketing, promotion and sale of Products in the Field in the Territory in accordance with this Agreement.

The Parties acknowledge and agree that, upon and/or following the Effective Date, the Parties shall issue a joint press release announcing the execution of this Agreement. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press release prior to the issuance thereof; provided, however, that neither Party shall issue any such press release without the other Party’s consent, which may not be unreasonably withheld. Either Party may issue such press releases or otherwise make such public statements or disclosures (such as in annual reports to stockholders or filings with the Securities and Exchange Commission) as it determines in good faith based on advice of counsel, are reasonably necessary to comply with applicable public disclosure laws and regulations; provided, however, to the extent practicable (i) a Party shall not issue any such press releases or make such statements or disclosures without the other Party’s prior review and comment and (ii) each Party shall provide the other Party with no less than [ * ] prior review for each such press release unless an otherwise shorter period of time is required under applicable public disclosure laws and regulations. In addition, following any initial press release(s) announcing this Agreement or other public disclosure approved by both Parties, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith. [ * ].
ARTICLE 5 PAYMENTS; ROYALTIES AND REPORTS
5.1	Up Front License Fee. Subject to the terms and conditions of this Agreement, in consideration for the licenses granted to Merck in Section 3.1.1 and Section 3.2, and the other rights granted to Merck under this Agreement, Merck shall pay to Dynavax a non-refundable, non-creditable license fee of [ * ] within [ * ] after the Effective Date.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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5.2 Development Funding.
5.2.1	Development Program Funding. Subject to the terms and conditions of this Agreement, Merck shall reimburse Dynavax for Dynavax’s work on the Development Program under the Development Plan in accordance with Section 2.3 pursuant to the Development Budget.

5.2.2	Additional Development Program Funding. Subject to the terms and conditions of this Agreement, Merck will pay Dynavax the non-refundable, non-creditable amount of [ * ] within [ * ] after the Effective Date for development work conducted by Dynavax prior to the Effective Date; provided that Merck shall remain responsible for reimbursing Dynavax for work performed by Dynavax during the Not Incurred Expense Period in accordance with Section 2.3.1 and Section 2.3.3.
5.3	Milestone Payments.
5.3.1	Development Milestones. Subject to the terms and conditions of this Agreement, Merck shall pay to Dynavax the following non-refundable, non-creditable development milestone amounts upon [ * ]:
(a)	[ * ];

(b)	[ * ]; and

(c)	[ * ].
5.3.2	Sales Milestone. Merck shall pay to Dynavax the following non-refundable, non-creditable sales milestone amounts upon [ * ]:
(a)	[ * ];

(b)	[ * ];

(c)	[ * ]; and

(d)	[ * ].
5.3.3	Merck shall notify Dynavax in writing and pay the applicable amount within [ * ] following the achievement of each milestone under Section 5.3.1. Each milestone payment shall be payable only upon the initial achievement of the respective milestone event and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone event.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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5.4	Royalties.
5.4.1	Royalties Payable By Merck.
(a)	Royalty Rate. Subject to the terms and conditions of this Agreement, including without limitation the remaining provision of this Section 5.4, Merck shall pay Dynavax royalties in an amount equal to the following percentage of Net Sales of Products by Merck or its Related Parties:
(i)	[ * ];

(ii)	[ * ]; and

(iii)	[ * ].
(b)	Royalty Term. Merck obligation to pay royalties on Net Sales of Product at the rates set forth above shall continue [ * ].

(c)	Additional Conditions. All royalties are subject to the following conditions:
(i)	that only one royalty shall be due with respect to the same unit of Product;

(ii)	that no royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the royalty shall be due and calculated upon Merck’s or its Related Party’s Net Sales to the first independent Third Party;

(iii)	no royalties shall accrue on the sale or other disposition of Product by Merck or its Related Parties for use in a Clinical Trial; and

(iv)	no royalties shall accrue on the disposition of Product in reasonable quantities by Merck or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).
5.4.2	Change in Sales Practices. The Parties acknowledge that during the term of this Agreement, Merck’s sales practices for the marketing and distribution of Product may change to the extent to which the calculation of the payment for royalties on Net Sales may become impractical or even impossible. In such event the Parties agree to meet and discuss in good faith new ways of compensating Dynavax to effect the same economic outcome contemplated under Section 5.4.1.

5.4.3	Royalties for Bulk Licensed Vaccine. In those cases in which Merck sells bulk Licensed Vaccine rather than Product in packaged form to an independent Third Party, the royalty obligations of this Section 5.4 shall be applicable to the bulk Licensed Vaccine; provided that and for the purposes of clarity, in no event shall any Related Party (including with out limitation [ * ] in the event that it obtains rights to Licensed Vaccine
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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and Product under any rights licensed to Merck by Dynavax under this Agreement under Sections 3.1.1 or 3.2) be considered an independent Third Party under the foregoing.

5.4.4	Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.4.1, then the royalty rate to be paid by Merck on Net Sales in that country under Section 5.4.1 shall be reduced to the rate paid by the compulsory licensee.

5.4.5	Third Party Licenses. In the event that one or more licenses from Third Parties identified after the Effective Date are required by Merck or its Related Parties in order to make, have made, use, offer to sell, sell or import Licensed Vaccine or Product(s) in the Territory in the Field (hereinafter “Third Party Licenses”), [ * ] of the royalties actually paid under such Third Party Licenses by Merck or its Related Parties for sale of such Licensed Vaccine or Product shall be creditable against the royalty payments due Dynavax by Merck with respect to the sale of such Licensed Vaccine or Products; provided, however, that in no event shall any royalties otherwise owed by Merck to Dynavax in any affected Calendar Quarter be reduced by more than [ * ]. For clarity, royalties to Third Parties for [ * ] as well as royalties for Third Party Licenses identified or in effect as of the Effective Date shall not be deemed Third Party Licenses hereunder.

5.4.6	Competitive Product. Notwithstanding anything else to the contrary in this Section 5.4, in the event that sales of a Competitive Product [ * ] sold by a party other than Merck or its Related Parties has or attains on a Calendar Year basis [ * ], then the royalty rate to be paid by Merck on Net Sales of Product in that country under subsection 5.4.1 shall be [ * ].
5.5	Reports; Payment of Royalty. During the term of this Agreement following the First Commercial Sale of a Product, Merck shall furnish to Dynavax a quarterly written report for the Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by Merck and its Related Parties on a country by country basis in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on the [ * ] following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Merck shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.
5.6	Audits.
5.6.1	Upon the written request of Dynavax and not more than [ * ] in each Calendar Year, Merck shall permit an independent certified public accounting firm of nationally recognized standing selected by Dynavax and reasonably acceptable to Merck, at Dynavax’s expense, to have access during normal business hours to such of the records of Merck as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than [ * ] prior to the date of such request. The accounting firm shall disclose to Dynavax whether the royalty reports are correct or incorrect, a reasonably specific summary of the basis for such incorrect reporting and the amount of any discrepancy.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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5.6.2	If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within [ * ] of the date Dynavax delivers to Merck such accounting firm’s written report with its conclusions, or earlier as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Dynavax; provided, however, if such audit uncovers an underpayment of royalties by Merck that exceed [ * ], then the fees of such accounting firm shall be paid by Merck. Nothing in the foregoing sentence shall limit Merck’s right to refer any dispute on the interpretation of any provision of this Agreement to dispute resolution pursuant to Section 12.6.

5.6.3	Merck shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Merck, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Dynavax’s independent accountant to the same extent required of Merck under this Agreement. Moreover, Merck shall inform Dynavax of the results of any Related Party audits conducted by Merck that identify any underpayment or overpayments of royalties owed to Dynavax identified in such audit.

5.6.4	Upon the expiration of [ * ] following the end of any Calendar Year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Dynavax, and Merck and its Related Parties shall be released from any liability or accountability with respect to royalties for such Calendar Year.

5.6.5	Dynavax shall treat all financial information subject to review under this Section 5.6 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.
5.7	Payment Exchange Rate. All payments to be made by Merck to Dynavax under this Agreement shall be made in United States dollars and may be paid by check made to the order of Dynavax or bank wire transfer in immediately available funds to such bank account in the United States as listed below or as otherwise may be designated in writing by Dynavax from time to time:

[ * ]

In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Dynavax shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system (which as of the Effective Date is the applicable rate quoted by [ * ]), prevailing on the third to the last business day of the month preceding the month in which such sales are recorded by Merck.

5.8	Income Tax Withholding. If applicable laws, rules or regulations require withholding of income or other taxes imposed upon any payments made by Merck to Dynavax under Article 5, Merck shall make such withholding payments as may be required and shall subtract such withholding payments from such payments. Merck shall submit appropriate proof of payment of the withholding taxes to Dynavax within a reasonable period of time. Merck shall promptly provide Dynavax with the official receipts. Merck shall render Dynavax reasonable assistance in order to
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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allow Dynavax to obtain the benefit of any present or future treaty against double taxation which may apply to such payments. If Merck had a duty to withhold taxes in connection with any payment it made to Dynavax under the Agreement but Merck failed to withhold, and such taxes were assessed against and paid by Merck, then Dynavax will reimburse Merck for such taxes (including any interest charged Merck on such taxes). If Merck makes a claim under this Section, it will comply with the obligations imposed by this Section as if Merck had withheld taxes from a payment to Dynavax.
ARTICLE 6 REPRESENTATIONS AND WARRANTIES
6.1	REPRESENTATIONS AND WARRANTIES OF EACH PARTY. Each Party represents and warrants to the other Party that as of the Effective Date:
6.1.1	it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

6.1.2	this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
6.2	DYNAVAX REPRESENTATIONS AND WARRANTIES. Dynavax represents and warrants to Merck that as of the Effective Date:
6.2.1	to Dynavax’s knowledge, the Dynavax Patent Rights and Dynavax Know-How exist and are not invalid or unenforceable, in whole or in part;

6.2.2	it has the full right, power and authority to perform the Development Program and to grant the licenses granted by Dynavax under Article 3;

6.2.3	it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Dynavax Patent Rights or Dynavax Know-How with respect to the Licensed Vaccine or the Product in the Field in the Territory;

6.2.4	to Dynavax’s knowledge, it is the sole and exclusive owner of the Dynavax Patent Rights set forth in Schedule 1.26 and Dynavax Know-How, all of which are (and shall be, in the case of Dynavax Information and Invention) free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Dynavax Patent Rights (except as to rights licensed to Dynavax, including its rights under the [ * ]) and Dynavax Know-How other than as provided under this Agreement;

6.2.5	[ * ];
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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6.2.6	there are no claims, judgments or settlements against or owed by Dynavax and no pending or threatened claims or litigation relating to the Dynavax Patent Rights and Dynavax Know-How;

6.2.7	Dynavax has disclosed to Merck all reasonably relevant information known to it regarding the Dynavax Patent Rights and Dynavax Know-How licensed under this Agreement, including without limitation all patent opinions obtained by Dynavax related thereto;

6.2.8	Schedule 6.2.8 sets forth all IND(s) covering the Licensed Vaccine under development by Dynavax as of the Effective Date (collectively, the “Dynavax IND”) and all such Dynavax IND(s) are (i) owned and under the exclusive control of Dynavax, (ii) are in good standing with the FDA and other Regulatory Authorities, and (iii) have not been, and are not currently, subject to any clinical hold by any Regulatory Authority;

6.2.9	Dynavax is in compliance with the Dynavax IND; and neither Dynavax, nor any officer, employee or agent of Dynavax, made any untrue statement of a material fact to the FDA or any regulatory Authority or knowingly failed to disclose a material fact required to be disclosed to the FDA or any Regulatory Authority in connection with seeking any Dynavax IND; and (iii) other than the Dynavax INDs disclosed on Schedule 6.2.8, neither Dynavax nor any of its Affiliates have made any filing for an IND with any Regulatory Authority with respect to any vaccine incorporating a Hepatitis B Surface Antigen and 1018 ISS;

6.2.10	except for customary ongoing reporting and administrative requirements and except as otherwise disclosed in publicly available FDA records and filings, there are no outstanding material commitments or obligations of Dynavax to the FDA or any other Regulatory Authority with respect to the Dynavax IND or any IND covering a Hepatitis B Surface Antigen or 1018 ISS;

6.2.11	Dynavax has provided access to Merck, if any, of all serious and unexpected adverse experience reports and periodic adverse experience reports, IND safety reports (written, in person, telephonic, and/or facsimile transmission safety reports) with respect to the Licensed Vaccine, the Hepatitis B Surface Antigen and/or 1018 ISS that have been filed by Dynavax with the FDA or any other Regulatory Authority, including any correspondence relating thereto;

6.2.12	to Dynavax’s knowledge, there is no action or proceeding by the FDA or any other Regulatory Authority pending or threatened seeking the revocation or suspension of any Dynavax IND or any other IND relating to the Hepatitis B Surface Antigen and/or 1018 ISS, in the Territory, which shall include without limitation any clinical hold or similar orders;

6.2.13	Dynavax has made available to Merck all material written communications, written records of any telephone IND safety reports and contact information between Dynavax and FDA or any Regulatory Authority with regard to the Licensed Vaccine, the Hepatitis B Surface Antigen and/or 1018 ISS;
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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6.2.14	Dynavax has disclosed to Merck all scientific, technical and other information in the possession of Dynavax or its Affiliates that is material to the safety and efficacy of the Licensed Vaccine, Product, the Hepatitis B Surface Antigen and/or 1018 ISS, which includes, without limitation, any information generated from any Dynavax INDs;

6.2.15	Neither Dynavax nor any of its Affiliates is currently subject to an FDA consent decree or any other similar action of a Regulatory Authority;

6.2.16	Schedule 6.2.16 contains a true, correct and complete copy of the [ * ] and such copy includes any and all amendments, restatements, side letters, or other modifications thereto, in effect as of the Effective Date, and that such copies have been redacted of only financial terms and other provisions that taken collectively do not, and will not, materially effect any rights under the [ * ] that have been sublicensed to Merck under this Agreement; and

6.2.17	(i) Dynavax is not in breach, material or otherwise, of the [ * ] and has not received any notice or claim by [ * ] alleging any breach by Dynavax thereunder, and (ii) under the [ * ] Dynavax has the right to sublicense all patent rights granted to Dynavax as identified under the [ * ] as Dynavax Patent Rights, to Merck consistent with the licenses granted to Merck within the Hep B Field by Dynavax under Sections 3.1.1 and 3.2.
6.3	Disclaimer of Warranties. The warranties expressly provided in this Agreement are the sole warranties given by the Parties hereunder, and are made expressly in lieu of, and exclude, any implied warranties of merchantability, fitness for a particular purpose, non-infringement or otherwise, and all other express or implied representations and warranties provided by common law, statute or otherwise are hereby disclaimed by both Parties.
6.4	Limitation on Damages to Other Party. In no event will either Party be liable for any punitive, special, indirect, consequential, incidental or exemplary damages or similar damages or losses to the other Party arising out of this agreement or the exercise of its rights hereunder, including but not limited to lost profits, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, even if the Party is advised of the possibility of such loss or damage or if such loss or damage could have been reasonably foreseen; provided, however, the foregoing limitation of liability shall not apply to the liabilities arising from a Party’s gross negligence or willful misconduct and this Section 6.4 shall not be construed to limit either Party’s indemnification obligations under Sections 11.1 or 11.2 or a Party’s right to obtain such damages for a breach of Article 4.
ARTICLE 7 PATENT PROVISIONS.
7.1	Filing, Prosecution and Maintenance of Patents. Dynavax agrees to file, prosecute and maintain in the Territory, in consultation with Merck, the Dynavax Patent Rights licensed to Merck under this Agreement; provided, however, that with respect to Joint Information and Inventions, the Parties agree to select outside counsel acceptable to both Parties to file, prosecute and maintain in the Territory, upon appropriate consultation with the Parties, patent applications and patents with respect to Joint Information and Inventions and such outside counsel will be instructed to keep both Parties informed of all matters, give both Parties appropriate time to review all filings and consider in good faith the comments of both Parties on all filings. The
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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costs, fees and expenses related to patent applications and patents for Joint Information and Inventions shall be shared equally by Dynavax and Merck. If either party elects not to file a patent application on Joint Information and Inventions, it shall notify the other Party and the other Party shall have the right to file such patent applications. In such event, the non-filing Party shall execute such documents and perform such acts at the non-filing Party’s expense as may be reasonably necessary to effect an assignment of such Joint Information and Inventions to the other Party in a timely manner to allow the other Party to assume such prosecution or maintenance. With respect to Dynavax Information and Inventions and Dynavax Patent Rights, Dynavax may elect not to file and if so, Dynavax shall notify Merck and Merck shall have the right to file such patent applications. In such event, Dynavax shall execute such documents and perform such acts at Dynavax’s expense as may be reasonably necessary to effect an assignment of such Dynavax Patent Rights to Merck in a timely manner to allow Merck to continue such prosecution or maintenance. In each case, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto, and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number. Each Party shall keep the other Party advised of the status of the actual and prospective patent filings and upon request, shall provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. Dynavax shall promptly give notice to Merck of the grant, lapse, revocation, surrender, invalidation or abandonment of any Dynavax Patent Rights licensed to Merck for which Dynavax is responsible for the filing, prosecution and maintenance. With respect to all filings hereunder, the filing Party shall be responsible for payment of all costs and expenses related to such filings. Any patents or patent applications assigned hereunder shall not be considered patent rights of the Party executing such assignment.

7.2	Interference, Opposition, Reexamination and Reissue.
7.2.1	Dynavax shall, within [ * ] of notice of an interference, opposition, reexamination or reissue with respect to Dynavax Patent Rights, inform Merck of such event. If any claim of the patent involved covers Merck’s activities in the Field, Merck and Dynavax shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Merck shall have the right to review and consult with respect to any submission to be made in connection with such proceeding.

7.2.2	Dynavax shall not initiate any reexamination, interference or reissue proceeding relating to Dynavax Patent Rights within the Field without the prior written consent of Merck, which consent shall not be unreasonably withheld.

7.2.3	In connection with any interference, opposition, reissue, or reexamination proceeding relating to Dynavax Patent Rights within the Field, Merck and Dynavax will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Dynavax shall keep Merck informed of developments in any such action or proceeding, including, to the extent permissible by law and attorney-client privilege, consultation with respect to any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

7.2.4	Dynavax shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to Dynavax Patent Rights.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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7.3 Enforcement and Defense.
7.3.1	Dynavax shall give Merck notice of either (i) any infringement of Dynavax Patent Rights within the Field, or (ii) any misappropriation or misuse within the Field of Dynavax Know-How, that may come to Dynavax’s attention. Merck and Dynavax shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both Merck and Dynavax, to terminate any infringement of Dynavax Patent Rights or any misappropriation or misuse of Dynavax Know-How. However, Dynavax, upon notice to Merck, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Dynavax and Merck, or to control the defense of any declaratory judgment action relating to Dynavax Patent Rights or Dynavax Know-How. Dynavax shall promptly inform Merck if it elects not to exercise such first right and Merck shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Merck and, if necessary, Dynavax. Each Party shall have the right to be represented by counsel of its own choice at such Party’s sole expense.

7.3.2	In the event that Dynavax elects not to initiate and prosecute an action as provided in Section 7.3.1, and Merck elects to do so, the costs of any agreed-upon course of action to terminate infringement of Dynavax Patent Rights or misappropriation or misuse of Dynavax Know-How, including without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be borne by Merck.

7.3.3	For any action to terminate any infringement of Dynavax Patent Rights or any misappropriation or misuse of Dynavax Know-How, in the event that Merck is unable to initiate or prosecute such action solely in its own name under Section 7.3.2, Dynavax will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Merck to initiate litigation to prosecute and maintain such action. In connection with any action, Merck and Dynavax will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law and attorney-client privilege, consultation on any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

7.3.4	Any recovery obtained by either or both Merck and Dynavax in connection with or as a result of any action contemplated by this Section, whether by settlement or otherwise, shall be shared in order as follows:
(a)	the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b)	the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c)	the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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7.3.5	Dynavax shall inform Merck of any certification regarding any Dynavax Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States, and shall provide Merck with a copy of such certification within five (5) business days of receipt. Dynavax’s and Merck’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Sections 7.3.1 through 7.3.4; provided, however, that Dynavax shall exercise its first right to initiate and prosecute any action and shall inform Merck of such decision within [ * ] of receipt of the certification, after which time Merck shall have the right to initiate and prosecute such action. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.
7.4	Patent Term Restoration. The Parties agree to cooperate and to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 103(c) for United States patents and patent applications. The Parties shall cooperate with each other, including without limitation to provide necessary information and assistance as the other Party may reasonably request, in obtaining patent term restoration or supplemental protection certificates or their equivalents for Dynavax Patent Rights in any country in the Territory where applicable. Dynavax shall be responsible for all costs associated with obtaining patent term restoration, supplemental protection certificates or their equivalents.
ARTICLE 8 TECHNOLOGY TRANSFER AND MANUFACTURING AND SUPPLY OBLIGATIONS.
8.1	Commitment. Pursuant and subject to the terms and conditions of the Manufacturing Agreement, Dynavax agrees to manufacture and supply Merck and Related Parties with all of their requirements, and Merck [ * ] Dynavax as the manufacturer and supplier of (i) the Hepatitis B Surface Antigen for use with Licensed Vaccine and Product under and during the term of this Agreement; and (ii) the Licensed Vaccine and the Product, in the case of this clause (ii) until such time that (A) the process technology transfer and analytical method transfer from Dynavax to Merck is completed, and (B) Merck determines that such process technology transfer and analytical method transfer is validated and can be filed with a Regulatory Authority, each of (A) and (B) as provided in the Manufacturing Agreement.
8.2	Process Transfer. Pursuant and subject to the terms and conditions of the Manufacturing Agreement, Dynavax shall transfer the process technology and analytical methods to Merck, its Affiliates or Third Party manufacturer necessary to allow Merck to replicate the process employed by Dynavax or its Third Party manufacturer to manufacture the Licensed Vaccine or Product at commercial scale at a site to be designated by Merck. Merck will periodically inform Dynavax of the status of transfer. Dynavax shall allow, and cause its Third Party manufacturers to allow Merck employees or agents to reasonably observe the manufacturing of Licensed Vaccine or Product. Upon completion of the process technology transfer, Dynavax will continue, and will cause its Third Party’s to continue, to be reasonably available to Merck and will provide,
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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at Merck’s expense for third Party support only, reasonable assistance requested by Merck in connection with the establishment and implementation of such manufacturing. For clarity, the provisions of this Section 8.2 shall not alter, limit or otherwise amend Dynavax’s obligation to supply and Merck’s obligation to purchase, pursuant to the Manufacturing Agreement, Hepatitis B Surface Antigen during the term of this Agreement.

8.3	Clinical Supply. Until the technology transfer is completed under Section 10.2 of the Manufacturing Agreement, Dynavax shall, or cause its Third Party manufacturer, to manufacture and supply Merck, and Merck shall order from Dynavax all of its requirements for Licensed Vaccine or Product for use in Clinical Trials to be performed in accordance with the Development Plan (the “Clinical Product"). The JDT shall provide Dynavax with a forecast of Clinical Product requirements as part of the Development Plan as specified in Section 2.4.5(a). Dynavax represents and warrants that the Clinical Product shall (i) meet the specifications as agreed to by the Parties; (ii) be manufactured and delivered to Merck in accordance with cGMP, cGLP, and the IND; and (iii) not be adulterated or misbranded within the meaning of the Act. All manufacture and supply of Clinical Product hereunder shall be initiated by purchase orders placed by Merck. Each purchase order shall include the quantity of Clinical Product ordered, requested delivery date(s), and shipping destination and/or instruction. Dynavax shall accept and fill all purchase orders for Clinical Product placed by Merck hereunder, and shall deliver the Clinical Product by the delivery dates requested therein; provided that [ * ]. Dynavax shall provide all Clinical Product ordered herein [ * ].

8.4	[ * ] of Dynavax for Manufacturing. Subject to the terms and conditions of this Agreement and the Manufacturing Agreement, Merck hereby [ * ] Dynavax, and Dynavax accepts such [ * ], on Merck’s behalf to perform itself (or through its Affiliates or Third Parties as permitted in accordance with Section 2.2) the manufacture and supply of Clinical Product and the commercial supply of Hepatitis B Surface Antigen for Merck and its Related Parties in accordance with this Article 8 and the Manufacturing Agreement.
ARTICLE 9 REGULATORY
9.1	Regulatory.
9.1.1	Regulatory Responsibilities. Merck, or its designee, shall have primarily responsibility and control for all regulatory filings, communications and correspondence with the Regulatory Authorities relating to Licensed Vaccine and/or Product in the Territory and should hold the BLA and, after the transfer of the INDs in accordance with Section 9.1.2, the IND. Subject to the assistance of Dynavax as specified below, Merck, at its sole expense, shall be responsible for timely performing all regulatory activities which it deems necessary for Licensed Vaccine and Products in the Territory. Merck shall consult with Dynavax with respect to its regulatory strategy and consult with Dynavax prior to any filings with Regulatory Authorities, provide a copy of all filings, communications and correspondence with Regulatory Authorities relating to Licensed Vaccine and/or Product in the Territory and allow Dynavax to participate in any meetings with Regulatory Authorities in the United States. Dynavax will assist Merck in establishing and maintaining filings with the Regulatory Authorities, including the IND and any BLA, and participate and/or assist in communication and correspondence with the Regulatory Authorities as set forth in Schedule 9.1 attached hereto. Merck shall fund the regulatory
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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assistance that Dynavax provides to Merck to obtain Regulatory Authorizations for the Product in accordance with this Section 9.1.1 as set forth in Section 2.3. Merck may utilize the services of its Affiliates and Third Parties to perform its regulatory responsibilities and Dynavax may utilize the services of its Affiliates and Third Parties to perform its regulatory responsibilities only with Merck’s prior written consent and otherwise in accordance with Section 2.2.

9.1.2	Transfer of Regulatory Filing To Merck. As soon as practicable after the Effective Date, but in no event later than [ * ] after the Effective Date, Dynavax shall, at Merck’s expense, transfer and assign to Merck (or its designee) any and all Dynavax INDs for Licensed Vaccine or Product in the Territory and, upon completion of such transfer, Merck shall assume complete ownership of and responsibility for all Dynavax INDs. Prior to Dynavax’s transfer of the INDs to Merck in accordance with the foregoing, subject in all cases to prior consultation with, and approval from, Merck, Dynavax shall take all reasonable or necessary steps to properly maintain the Dynavax INDs with the Regulatory Authority. Dynavax hereby provides Merck with a right of reference to and agrees to properly maintain with applicable Regulatory Authority any and all Drug Master Files that cover, in whole or in part, Licensed Vaccine and/or Products which are in Dynavax’s or its Affiliate’s possession or control as of the Effective Date.
9.2 Adverse Experience Reporting.
9.2.1	Dynavax agrees throughout the duration of this agreement to notify Merck within the earlier of [ * ] and [ * ], in English of any information of which Dynavax becomes aware concerning any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, and the severity thereof, whether or not determined to be attributable to any Licensed Vaccine and/or Product (hereinafter “Adverse Experience”), where such Adverse Experience is (i) serious and associated with the clinical uses, studies, investigations, tests and marketing of Product (to the extent performed or is the responsibility of Dynavax), whether or not determined to be attributable to Product. With respect to all other adverse experiences (non-serious expected or non-serious unexpected adverse experiences), Dynavax shall furnish Merck with copies of such non-serious adverse experiences reported to Dynavax in connection with the marketing of Product, in English, within [ * ] after receipt. “Serious” as used in this Section refers to an experience which results in death, is immediately life threatening, results in persistent and significant disability/incapacity or requires in-patient hospitalization, or prolongation of existing hospitalization, or is a congenital anomaly, cancer or an overdose. Other important medical events that may jeopardize the patient or may require intervention to prevent one of the outcomes previously listed should also be considered serious. “Unexpected” as used in this Section refers to a condition or development not listed in the current labeling or investigator’s brochure for Product, and includes an event that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differs from the event because of increased frequency or greater severity or specificity.

9.2.2	With respect to clinical trials being carried out by or on behalf of Dynavax, adverse experience reports of unexpected and fatal or life-threatening events which are possibly, probably, definitely related or of unknown relationship to the use of Product must be forwarded to Merck within [ * ] after receipt of the information. In addition, Dynavax
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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shall furnish to Merck copies of the end of study summary of adverse experiences in English within the time period set forth in the applicable then-current clinical development plan for Product.

9.2.3	It is understood and agreed that these adverse experience reporting requirement provisions are based on the policies and procedures of Merck and regulatory reporting requirements. In the event of changes to regulatory requirements for adverse experience reporting, Merck shall promptly notify Dynavax of any such changes and Dynavax agrees to comply with any such reasonably required revised notification requirements applicable to Merck and other parties generally subject to the Merck procedures.

9.2.4	By no later than [ * ] after the Effective Date the Parties shall meet to discuss the details and implementation of a formal procedure for the mutual exchange of adverse event reports and safety information associated with the Licensed Vaccine and/or the Product. Details of the operating procedure respecting such adverse event reports and safety information exchange shall be the subject of a mutually-agreed pharmacovigilance agreement between the Parties which that Parties shall endeavor to finalize within [ * ] following the Effective Date. Such pharmacovigilance agreement shall be implemented at a time sufficient to permit compliance with applicable Regulatory Authority guidelines and regulations.
Article 10 TERM AND TERMINATION
10.1	Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 10.2 or 10.3, this Agreement shall continue in effect until expiration of all payment obligations of Merck to Dynavax under Article 5. Upon expiration of this Agreement, Merck’s licenses pursuant to Sections 3.1.1 and 3.2 shall become fully paid-up, perpetual licenses.

10.2	Termination by Either Party.
10.2.1	Termination By Merck. Notwithstanding anything contained herein to the contrary, Merck shall have the right to terminate this Agreement at any time in its sole discretion by giving [ * ] advance written notice to Dynavax.

10.2.2	Termination by Dynavax. In the event that Merck provides Dynavax with a Ceased Development Notice under Section 3.3 and [ * ], Dynavax shall have the right to terminate this Agreement in its sole discretion by giving [ * ] advance written notice to Merck.
10.3	Termination for Cause. This Agreement may be terminated at any time during the term of this Agreement:
10.3.1	upon written notice by either Party if the other Party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within [ * ] after notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the [ * ]
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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cure period shall be tolled until such time as the dispute is resolved pursuant to Section 12.6; or

10.3.2	by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [ * ] after the filing thereof.
10.4	Effect of Certain Terminations.
10.4.1	If Merck terminates this Agreement under Section 10.3.1, [ * ]; and (b) Dynavax shall, within [ * ] after the effective date of such termination return or cause to be returned to Merck all Materials provided to it by Merck, all Licensed Vaccine and Product, all Information in tangible form, and all substances or compositions, in each case delivered or provided by Merck, as well as any other material provided by Merck in any medium; provided, however, that Dynavax may keep one copy of Information received from Merck (and/or its Affiliates) in its confidential files for record purposes.

10.4.2	If Dynavax terminates this Agreement under Section 10.3.1, subject to Section 10.4.3(d), [ * ].

10.4.3	Upon termination of this Agreement by Merck pursuant to Section 10.2.1, or by Dynavax pursuant to Section 10.2.2 or Section 10.3.1:
(a)	Subject to Section 10.4.3(e), no later than thirty (30) days after the effective date of such termination, each Party shall return or cause to be returned to the other Party all Information received from the other Party and all copies thereof; provided, however, that each Party may keep one copy of Information received from the other Party in its confidential files for record purposes;

(b)	Subject to Section 0, each Party shall pay all amounts then due and owing as of the termination date;

(c)	[ * ];

(d)	[ * ];

(e)	[ * ]:
(i)	[ * ];

(ii)	[ * ]; and

(iii)	[ * ];
[ * ].
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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[ * ].
10.4.4	If this Agreement is terminated by Merck pursuant to Section 10.3.2 due to the rejection of this Agreement by or on behalf of Dynavax under Section 365 of the United States Bankruptcy Code (the “Code"), all licenses and rights to licenses granted under or pursuant to this Agreement by Dynavax to Merck are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that Merck, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Dynavax under the Code, which proceeding is not stayed within [ * ] after initiation of such proceedings, Merck shall be entitled to a complete duplicate of or complete access to (as Merck deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Merck (i) upon written request therefore by Merck following the expiration of the [ * ], unless Dynavax elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i), upon the rejection of this Agreement by or on behalf of Dynavax upon written request therefore by Merck.

The foregoing Section 10.4.4 is without prejudice to any rights Merck may have arising under the Code or other applicable law.
10.5	Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Product(s) or Licensed Vaccine sold prior to such expiration or termination. The provisions of Article 4 shall survive the expiration or termination of this Agreement and shall continue in effect for [ * ]. In addition, the provisions of Article 1, Section 2.6, Section 2.7, Article 4, Article 6, Article 7, Section 8.2 (if Merck terminates this Agreement under Section 10.3.1), Section 9.2.4, Article 10, Article 11and Article 12shall survive any expiration or termination of this Agreement.
ARTICLE 11 INDEMNITY
11.1	Indemnification By Merck. Merck shall indemnify, defend and hold Dynavax, its Affiliates and their respective agents, employees, officers and directors (each a “Dynavax Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”) to which any Dynavax Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any person or entity other than a Party or its Affiliates to the extent such Losses arise directly or indirectly out of [ * ]; except, in each case, to the extent such Losses result from the material breach by Dynavax, its Affiliates, sublicensees or subcontractors of any covenant, representation, warranty or other agreement made by Dynavax in this Agreement or the negligence or willful misconduct of any Dynavax Indemnitee.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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11.2	Indemnification by Dynavax. Dynavax shall indemnify, defend and hold Merck, its Affiliates, Related Parties and their respective agents, employees, officers and directors (each a “Merck Indemnitee”) harmless from and against any and all Losses, to which any Merck Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any person or entity other than a Party or its Affiliates to the extent such Losses arise directly or indirectly out of [ * ], to the extent such Losses result from the material breach by Merck, its Related Party or subcontractors of any covenant, representation, warranty or other agreement made by Merck in this Agreement or the negligence or willful misconduct of any Merck Indemnitee.
11.3	Notice of Indemnification Obligation and Defense. Any Party entitled to indemnification under Sections 11.1 or 11.2 shall give notice to the indemnifying Party of any Losses that may be subject to indemnification, promptly after learning of such Losses, but the omission to so notify the indemnifying Party promptly will not relieve the indemnifying Party from any liability under Sections 11.1 or 11.2 except to the extent that the indemnifying Party shall have been prejudiced as a result of the failure or delay in providing such notice. The indemnifying Party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified Party. If such defense is assumed by the indemnifying Party, the indemnifying Party will not be subject to any liability for any settlement of such Losses made by the indemnified Party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified Party with respect to such Losses. The indemnified Party shall provide the indemnifying Party with all information in its possession and all assistance reasonably necessary to enable the indemnifying Party to carry on the defense of any such Losses.
ARTICLE 12 MISCELLANEOUS
12.1	Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.
12.2 Assignment/ Change of Control.
12.2.1	Except as provided in this Section 12.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party.

12.2.2	Merck may, without consent of Dynavax, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of Merck or in connection with a Change of Control of Merck. Dynavax may assign this Agreement in its entirety to the successor party in connection with a Change of Control.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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12.2.3	In the event that there is a Dynavax Change of Control that is a Competing Pharma Change of Control, then Dynavax shall [ * ] and Merck shall have the right, at Merck election at any time after such Change of Control to implement some or all of the following revisions to this Agreement:
(a)	[ * ];

(b)	[ * ];

(c)	[ * ]; or

(d)	[ * ].
12.2.4	[ * ].

12.2.5	Any attempted assignment not in accordance with this Section 12.2 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.
12.3	Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
12.4	Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Dynavax, to:	Dynavax Technologies Corporation
2929 Seventh Street, Suite 100
Berkeley CA 94710
Attention: Chief Executive Officer
Facsimile No.: 510-848-1376
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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and:	Cooley Godward Kronish LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Phone: 650-843-5000

:
Fax: 650-849-7400
Attention: Glen Sato, Esq.

if to Merck, to:	Merck & Co., Inc.
[ * ]

And	Merck & Co., Inc.
[ * ]
or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

12.5	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws.

12.6	Dispute Resolution.
12.6.1	The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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12.6.2	The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within [ * ] after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [ * ] of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English. The arbitrators shall have the right to provide discovery by the Parties; provided that the period for discovery shall not exceed [ * ].

12.6.3	Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

12.6.4	Except to the extent necessary to confirm an award or as may be required by law or regulation, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

12.6.5	The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

12.6.6	As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.
12.7	Entire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

Notwithstanding anything to the contrary in the foregoing, that certain Disclosure Agreement between the Parties dated on or about [ * ], shall remain in full force and effect with respect to the
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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subject matter thereof and information disclosed thereunder; provided that any information disclosed thereunder may be utilized by the Parties for the purposes of this Agreement as if it were disclosed hereunder.

12.8	Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

12.9	Independent Contractors; No Third Party Beneficiaries. It is expressly agreed that Dynavax and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Dynavax nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party. No person or entity other than Dynavax. Merck and their respective Affiliates and permitted assignees under this Agreement shall be deemed an intended beneficiary under or have any right to enforce any obligation of this Agreement.

12.10	Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

12.11	Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.12	Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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12.13	Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa. All references to “dollars” or “$” in this Agreement shall be a reference to United States dollars, unless otherwise expressly stated.

12.14	Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day then such notice or other action or omission shall be deemed to required to be taken on the next occurring business day.

12.15	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.16	Affiliates. Each Party shall cause its respective Affiliates to comply with the terms, conditions, and obligations of this Agreement that are applicable to its Affiliates, and to the extent that a Party performs its obligations, or exercise its rights, under this Agreement through it Affiliate(s) such Party shall cause such Affiliates to comply with the terms, conditions, and obligations applicable to such Party under this Agreement with respect to such obligation and rights.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MERCK & CO., INC.		DYNAVAX TECHNOLOGIES CORPORATION

BY:	/s/ Richard T. Clark	BY:	/s/ Dino Dina

	NAME: Richard T. Clark		NAME: Dino Dina, M.D.
	TITLE: Chairman, President and		TITLE: President and Chief Executive Officer
Chief Executive Officer
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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SCHEDULE 1.26 PATENT RIGHTS
[ * ]
SCHEDULE 2.1 GENERAL DESCRIPTION OF DEVELOPMENT PLAN
[ * ]
SCHEDULE 2.3 INITIAL DEVELOPMENT BUDGET
[ * ]
SCHEDULE 6.2.8 INDs FOR LICENSED VACCINE
[ * ]
SCHEDULE 6.2.16 [ * ]
[ * ]
SCHEDULE 9.1 REGULATORY RESPONSIBILITIES
[ * ]
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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